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                                                                   Exhibit 10.34

                                 SHELDAHL, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         THIS INSTRUMENT, amending and restating the Sheldahl, Inc. Supplemental Executive Retirement Plan, is made and entered into by Sheldahl, Inc., a Minnesota corporation, as shall be effective as of January 1, 1995.

         1. PURPOSE OF PLAN. The purpose of this Plan is to provide Participants with supplemental retirement benefits as set forth herein.

         2. DEFINITIONS.

         2.1 Basic Contribution. "Basic Contribution" is the contribution by Sheldahl to the Employee Savings Plan equal to 2% of each eligible employee's compensation, as those terms are defined in the Employee Savings Plan, or such different amount as may be authorized by amendment to the Employee Savings Plan.

         2.2 Board. "Board" is the Board of Directors of Sheldahl, Inc.

         2.3 Code. The "Code" is the Internal Revenue Code of 1986, as amended.

         2.4 Covered Compensation. "Covered Compensation" is any compensation paid to an Participant by Sheldahl in any calendar year, as reported on form W-2, including amounts deferred under this Plan or any other tax-qualified or non-tax qualified plan of deferred compensation maintained by Sheldahl, but excluding amounts recognized as income upon the exercise of stock options by the Participant. For a Board member, "Covered Compensation" is Directors' fees.

         2.5 Deferred Compensation. "Deferred Compensation" is any portion of an Participant's Covered Compensation which such Participant has elected to have treated as Deferred Compensation under Article 3 of this Plan.

         2.6 Employee Savings Plan. "Employee Savings Plan" is the Sheldahl, Inc. Employee Savings Plan and Trust first adopted effective February 1, 1980, as amended from time to time.





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         2.7 Participant. "Participant" is any executive or management level employee of Sheldahl who is an officer and who is a highly compensated employee, as defined in Internal Revenue Code Section 414(s), or any Board member. Each such employee shall continue to be eligible to contribute to this Plan until such employee ceases to be an employee or Board member as described above; provided, however, that the employee shall continue to be a Participant in this Plan until his or her benefits are fully paid. The Board, from time to time, may provide by resolution for additional positions that will qualify for participation in this Plan.

         2.8 Plan Administrator. "Plan Administrator" is the Board, and the Vice President of Finance and Vice President of Human Resources and Corporate Excellence of Sheldahl are authorized to perform general administrative functions under the Plan on behalf of the Plan Administrator.

         2.9 Sheldahl. "Sheldahl is Sheldahl, Inc., a Minnesota corporation.

         3. SUPPLEMENTAL BENEFITS.

         3.1 Each Participant may elect to have treated as Deferred Compensation up to 25% of such Participant's Covered Compensation which is earned subsequent to the date of such election and which is not otherwise contributed to the Employee Savings Plan. Such Deferred Compensation may include, but shall not be limited to, any or all of the following:

         (a) the amount by which such Participant's elective and matching contributions are reduced under the Employee Savings Plan, in order to cause such Plan to comply with the limitations set forth in Code ss.ss. 401(k)(3) and/or 401(m)(2);

         (b) the amount by which such Participant's elective contributions are limited under the Employee Savings Plan by the restriction of Covered Compensation under such Plan to $150,000 (or such figure as adjusted) under Code ss.ss. 401(a)(17);

         (c) the amount by which such Participant's elective contributions are limited under the Employee Savings Plan by restrictions on Covered Compensation under such Plan resulting from anti-discrimination standards under Code ss.ss. 401(a)(5)(B) and 414(s); and

         (d) the amount by which such Participant elective contributions to the Employee Savings Plan exceed the limitation in Code ss. 402(g).

         3.2 Any election of Deferred Compensation pursuant to this paragraph
3.1 shall be in writing, shall be made prior to the beginning of the calendar year and shall be applicable to Covered Compensation earned for the next calendar year. Such election shall remain in


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effect for and shall be irrevocable during the calendar year. A new election may be made for each subsequent calendar year.

         3.3 In addition to an election under Section 3.1, a Participant may elect to have treated as Deferred Compensation part or all of a bonus paid by the Employer. The election to contribute such amount must be made in writing prior to the date on which the amount of the bonus is determined and otherwise payable to the Participant.

         3.4 On the date that an amount of Deferred Compensation under paragraph
3.1 would otherwise be paid to the Participant or Employee Savings Plan, the amount of such Deferred Compensation shall be credited to an account on the books of Sheldahl. No Participant shall derive any rights or benefits in or to any assets of Sheldahl solely from the establishment or maintenance of such accounts on the books of Sheldahl.

         3.5 Sheldahl shall contribute to the Plan an amount equal to 2% of each Participant's compensation (as that term is defined in the Employee Savings
Plan) that exceeds the limitation under Code ss.401(a)(17) for the calendar year, and therefore is ineligible for Sheldahl's Basic Contribution to the Employee Savings Plan. The contribution made by Sheldahl under this Section shall be administered in accordance with the terms of this Plan.

         4. DEEMED INVESTMENT OF DEFERRALS.

         4.1 Prior to the time any Deferred Compensation is actually paid to the Participant as provided below, the deferral shall be increased by the gain or decreased by the loss determined on the investment funds maintained under the Employee Savings Plan and selected by the Participant:

         (a)   Stable Income Fund;

         (b)   Conservative Balanced Fund;

         (c)   Growth Balanced Fund;

         (d)   Growth Equity Fund; or

         (e) Such additional funds as may be added to the Employee Savings Plan, or such additional funds as may be made available to Participants by the Plan Administrator.

         4.2 Each Participant shall designate the funds and percentage in which the Deferred Compensation shall be invested. The Participant may change the investment election periodically in accordance with procedures established by the Plan Administrator. The selection of an investment by which adjustments to the Participant's Deferred Compensation


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will be determined shall be solely for the purpose of establishing a method of calculating the increases or decreases in such Deferred Compensation. Adjustments shall be determined in each fund by Sheldahl no less often than annually, and Sheldahl's determination shall be final.

         5. DISTRIBUTIONS FROM ACCOUNTS.

         5.1 Following a Participant's termination of employment or directorship with Sheldahl, the Participant shall receive a distribution of cash equal to the then-current value of the Participant's account in the time and manner as the Participant specifies, in accordance with Sections 5.2 and 5.3 of this Plan. Such election, once made, may be changed periodically by the Participant, provided that no election shall be changed subsequent to the Participant's termination of employment or directorship, and any election change made during the calendar year shall be effective only as to distributions that are made or begin in the following calendar year, and before the distribution becomes fully ascertainable in amount.

         5.2 A Participant may elect to have the amount deferred each year distributed in one of the following forms;

         (a)   a single lump sum;

         (b)   distribution in five equal annual installments;

         (c)   distribution in ten equal annual installments; or

         (d) distribution of $10,000.00 annually until the account is depleted.

Installment payments shall commence on the 15th day of the first calendar quarter immediately following the date specified in the Participant's election, with succeeding amounts paid on each January 15th thereafter. The amount of each installment under (b) and (c) shall be determined each year by dividing the total of the account by the number of installments remaining to be paid, including the current installment.

         5.3 A Participant may elect to have the amount deferred each year distributed at such time as provided below:

         (a) in the year following the Participant's termination of employment or directorship with Sheldahl; or

         (b) in the year in which the fifth anniversary of the Participant's termination of employment or directorship occurs.


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         5.4 A Participant who fails to make a proper or timely election under
Section 5.2 and/or 5.3, will receive a distribution from he Plan upon termination of employment or directorship pursuant to Sections 5.2(b) and 5.3(a).

         5.5 If the Participant is deceased, the distribution shall be payable to the beneficiary or survivor of the Participant in the form payable to the Participant hereunder. The Board, in its discretion, may accelerate the payment of benefits under this Plan to the Participant's beneficiary.

         6. DISTRIBUTIONS FOR FINANCIAL HARDSHIP. Participants may withdraw any portion of their deferral account without regard to the provisions of Section 5, in the event that the Participant, in the discretion of the Plan Administrator, has incurred, or will incur, immediate and heavy financial obligations caused by an unforeseeable emergency. A distribution based upon financial hardship shall not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Participant.

         An application for a distribution pursuant to Section 6 shall be made in writing and delivered to the Vice President of Finance or Vice President of Human Resources and Corporate Excellence of the Plan Administrator. The Plan Administrator may require the submission of such supporting documentation as it deems necessary and shall render its final and conclusive decision on such application on a uniform and nondiscriminatory basis.

         7. FIDUCIARY DUTIES. The Board shall have full power to construe, interpret and administer this Plan, including to make any determination required under this Plan and to make such rules and regulations as it deems advisable for the operation of this Plan. A majority of the Board shall constitute a quorum. No member of the Board shall participate in any action to determine his or her individual rights or benefits under this Plan that does not apply equally to all Participants in the Plan. Actions of the Board shall be by a majority of persons constituting a quorum and eligible to vote on an issue. Meetings may be held in person or by telephone. Action by the Board may be taken in writing without a meeting provided such action is executed by all disinterested members of the Board. To the extent it is feasible to do so, determinations, rules and regulations of the Board under this Plan shall be consistent with similar determinations, rules and regulations of the Employee Savings Plan. All determinations of the Board shall be final.

         8. BENEFITS UNFUNDED.

         8.1 The rights of beneficiaries, survivors and Participants to benefits from this Plan are solely as unsecured creditors of Sheldahl. Benefits payable under this Plan shall be payable from the general assets of Sheldahl, and there shall be no assets securing the payment of such benefits. In its discretion, Sheldahl may purchase or set aside assets to provide for the payment of benefits hereunder but such assets shall in all cases remain assets of Sheldahl.


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Sheldahl has established a grantor trust designed to informally fund this Plan, but which does not provide to Participants any rights other than those of a general unsecured creditor of Sheldahl.

         8.2 Sheldahl may, but is not required to, obtain insurance in connection with its obligations under this Plan. Sheldahl shall be the owner and beneficiary of the proceeds of such insurance contract. Each Participant, as a condition of participation under this Plan, shall cooperate with Sheldahl and shall execute any documents reasonably requested by Sheldahl to obtain any such insurance.

         9. BENEFICIARIES AND SURVIVORS. A Participant's beneficiary or survivor under Article III of this Plan shall be the same person(s) designated as such under the provisions of the Employee Savings Plan, unless the Participant has designated in writing and filed with the Board a different beneficiary for this Plan.

         10. PLAN ADMINISTRATOR, AMENDMENTS, CLAIMS PROCEDURE.

         10.1 The Plan Administrator shall have full power to amend this Plan from time to time, or to terminate this Plan, except that no such amendment or termination shall deprive an Participant or beneficiary or survivor thereof of any benefits accrued under this Plan prior to such amendment or termination without the written consent of such Participant, or if deceased, the beneficiary or survivor thereof.

         10.2 If a Participant, or beneficiary or survivor thereof, wishes to make a claim for benefits or disagrees with a determination of the Plan Administrator, such person may file a claim and make such appeals as are permitted under the Employee Savings Plan. The claims shall then be processed as provided for claims under the Employee Savings Plan.

         11. MISCELLANEOUS.

         11.1 Notices under this Plan to Sheldahl or the Board shall be sent by certified mail, return receipt requested, to:

                  Sheldahl, Inc.
                  1150 Sheldahl Road
                  P.O. Box 170 Northfield,
                  Minnesota 55057-0170

Notices under this Plan to Participants or their beneficiaries or survivors shall be sent by certified mail to the last known address for such person(s) on the books and records of Sheldahl.


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         11.2 Nothing in this Plan shall change a Participant's status to anything other than an employee "at will" or otherwise enlarge or modify such Participant's employment rights or benefits other than as provided herein.

         11.3 Nothing in this Plan shall abridge a Participant's rights, or such Participant's beneficiary's or survivor's rights, of participation in the Employee Savings Plan, provided that Deferred Compensation contributed to this plan shall not be considered compensation for purposes of the Employee Savings Plan, either upon deferral to or distribution from this Plan.

         11.4 Expenses of administering the Plan shall be borne by Sheldahl, provided that the investment return to Participants under Section 4 shall be net of management fees.

         11.5 A Participant's benefits under this Plan may not be assigned, transferred, pledged or otherwise hypothecated by said Participant or the beneficiary or survivor thereof, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Participant or his or her beneficiaries, or be transferrable by operation of law in the event of bankruptcy, insolvency or otherwise of the Participant or any beneficiary.

         11.6 This Plan shall be governed by the laws of the State of Minnesota, except to the extent preempted by federal law.


         IN WITNESS WHEREOF, the Board of Directors of Sheldahl, Inc. have authorized its officer to execute this amended and restated Plan, to be effective as of the date first above written.

                                                     SHELDAHL, INC.


                                       By
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                                       Its
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